SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    May 7, 1997



                              TERA COMPUTER COMPANY
             (Exact name of registrant as specified in its charter)



       Washington                 0-26820                   93-0962605
     (State or other            (Commission                (IRS Employer
     jurisdiction of            File Number)             Identification No.)
      incorporation)

      2815 Eastlake Avenue East
        Seattle, Washington                                   98102-3027
(Address of Principal Executive Office)                       (Zip Code)


Registrant's telephone number, including area code:           (206) 325-0800



                                      None
          (Former name or former address, if changed since last report)



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

Item 5. Other Events

     New Financial Consulting Agreement; Warrant Purchase Price Recomputation.

     On May 7, 1997, the Company's Board of Directors approved a Financial Consulting Agreement, dated as of April 22, 1997, with H.J. Meyers & Co., Inc., the Company's underwriter in its initial public offering. Pursuant to that Agreement, H.J. Meyers & Co., Inc., agreed to provide certain financial consulting and advisory services and to cancel two warrants which it had previously received from the Company, one for 170,000 shares of Common Stock and 85,000 Warrants for services in connection with the Company's initial public offering, and a second warrant for 236,000 shares of Common Stock and 118,000 Warrants it received as Sales Agent for the Company's July 1996 Private Placement. In return, H.J. Meyers & Co., Inc., received a new warrant covering 700,000 shares of the Company's Common Stock with an exercise price of $3.9375 per share of Common Stock. The issuance of this new warrant, coupled with the cancellation of the 1996 Sales Agent's Warrant, which was used in calculating the previous July, 1996 adjustment to the Purchase Price of the Company's outstanding Redeemable Common Stock Purchase Warrants (the "Warrants"), has resulted in a further recomputation of all the Purchase Prices per share of Common Stock under those Warrants.

     The Purchase Price for one share of Common Stock upon exercise of the Warrants is now $5.73 through May 24, 1998 and will be $6.43 thereafter through September 24, 2000, at which point the Warrants expire. Based upon these adjustments, holders of the Warrants would currently be entitled to approximately 1.2565 shares of Common Stock upon exercise of each Warrant through May 24, 1998, and approximately 1.3064 shares of Common Stock thereafter through September 24, 2000. These Purchase Prices may be further effected depending upon actual conversion prices of the Company's previously issued and outstanding Series B Convertible Preferred Stock.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TERA COMPUTER COMPANY


                                       By: /s/ James E. Rottsolk
                                          ------------------------------------
                                          James E. Rottsolk
                                          President and Chief Executive Officer

Date:  May 20, 1997



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